SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2007

eMagin Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-24757	56-1764501
( State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10500 N.E. 8th Street, Suite 1400, Bellevue, WA 98004
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (425)-749-3600

Copies to:
Richard A. Friedman, Esq.
Eric A. Pinero, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On February 12, 2007, eMagin Corporation (the “Company”) entered into a Letter Agreement (the “Agreement”) with Dr. K.C. Park, the Company’s Interim Chief Executive Officer, President and Executive Vice President of International Operations, pursuant to which the parties agreed upon the compensation payable to Dr. Park for his role as the Company’s Interim Chief Executive Officer and President, until such time as the Company enters into a formal employment agreement with Dr. Park. Under the Agreement, the Company has agreed to pay Dr. Park an annual base salary equal to $300,000 (the “Base Salary”) effective as of January 1, 2007 (the “Effective Date”), plus a quarterly increase in Base Salary in the amount of $12,500 per fiscal quarter through December 31, 2007. In addition, the Company agreed to provide Dr. Park with the use of a Company credit card with an initial deposit in the amount of $10,000. Moreover, the Company agreed to issue to Dr. Park an aggregate of 250,000 restricted shares of common stock of the Company within 10 business days of the completion of a change of control of the Company, whether occurring as a result of single or multiple events, such as sale of the Company through the sale of stock or equivalent interest representing a majority of the Company, or a sale or transfer of all, or a majority of, the Company’s assets (a “Change in Control”). If a Change in Control transaction is completed, the Company agreed to pay to Dr. Park an equivalent of three month’s salary unless a senior executive position is offered to Dr. Park in the new organization.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit Number	Description
10.1	Letter Agreement dated as of February 12, 2007 by and between eMagin Corporation and Dr. K.C. Park.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eMagin Corporation

Date: February 16, 2007	By:	/s/ K.C. Park
Dr. K.C. Park
Interim Chief Executive Officer

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